UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2010

SUN HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12040	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In connection with Sun Healthcare Group, Inc.’s (“Sun”) previously announced plan to restructure its business by separating its operating assets and its real estate assets into two separate publicly-traded companies, Sun expects to distribute to its stockholders on a pro rata basis (the “Distribution”) all of the outstanding shares of common stock of its wholly-owned subsidiary, SHG Services, Inc. (“New Sun”). Following the Distribution, Sun will merge with and into its wholly-owned subsidiary, Sabra Health Care REIT, Inc. (the “REIT Conversion Merger”).

As previously described, Sun expects to make the Distribution on November 15, 2010 to its stockholders of record at the close of business on November 5, 2010. At the same time as it makes the Distribution, Sun also intends to make a cash distribution to the same stockholders of record to assist them with any U.S. federal income tax due on the taxable portion of the distribution of the New Sun common stock. The taxable portion of the stock distribution is based on Sun’s estimate of its “earnings and profits” for calendar year 2010 (“tax E&P”) as determined for tax purposes. The calculation of tax E&P begins with taxable income and includes adjustments for items such as U.S. federal tax liability (deduction) and tax-exempt income (add back). Tax E&P is a measure used for tax purposes and is not directly comparable to net income or any other GAAP financial measure. Sun’s actual tax E&P for calendar year 2010 will not be determined by Sun until after the end of 2010.

The cash distribution is intended to reimburse stockholders for the estimated U.S. tax impact of the dividend income to a typical stockholder using an assumed U.S. federal income tax rate for dividends of 15% and rounding up to the nearest million. Sun had previously estimated that its tax E&P for calendar year 2010 would be in the range of $80 to $85 million, and accordingly had estimated an aggregate cash dividend of $13 million, or approximately $0.17 per share. This previous estimate had assumed that Sun would conduct its business as now conducted for the full calendar year, because the date of the Distribution was not known. Sun has now completed its analysis of the factors impacting its expected tax E&P for calendar year 2010. These factors include the fact that New Sun, and not Sun (i.e., Sabra following the REIT Conversion Merger), will be conducting Sun’s healthcare operations after November 15, 2010 since the Distribution is being completed 45 days earlier than used for the estimate and certain transaction costs that were not previously taken into account. Sun now expects that its tax E&P will be in the range of $60 to $65 million. Accordingly, Sun now expects the aggregate cash dividend to be $10 million, or $0.1335 per share. Payment of the cash distribution remains subject to approval and declaration by Sun’s board of directors, which is currently expected to occur on November 4, 2010, subject to the satisfaction of certain conditions, including approval of the Distribution and REIT Conversion Merger by Sun’s stockholders at a special meeting of stockholders to be held on November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/S/ MIKE BERG
Name:	Mike Berg
Title:	Secretary

Dated: November 1, 2010